Exhibit (b)(1)

FORM OF

UNSECURED MULTI-DRAW PROMISSORY NOTE

Maximum Principal Amount: $[39,000,000]	Dated: __, 2020

Each of Toronto Transaction Corporation, a Delaware corporation (“Buyer”), and Melinta Therapeutics, Inc., a Delaware Corporation (“Melinta”) (Buyer and Melinta are hereinafter referred to collectively, jointly and severally, as the “Borrowers” and individually as a “Borrower”), for value received, hereby promises to pay to each of the lenders identified on Annex I hereto, or their respective registered assignees (each a “Holder” and collectively the “Holders”), such Holder’s pro rata share of the aggregate principal amount of [thirty-nine] Million and 00/100 Dollars ($[39],000,000.00) (or, if less, the pro rata share of such lesser amount as may be advanced hereunder from time to time) (the “Original Principal Amount”), together with interest calculated thereon from the date hereof, in accordance with the provisions of this instrument (this “Note”). For purposes of this Note, the term “Principal Balance” shall mean an amount equal to (a) the Original Principal Amount minus (b) all payments of principal made by the Borrowers from time to time pursuant to the terms of this Note.

1.     Advances; Payment of Interest.

(a)    So long as no Default Event (as defined below) has occurred and is continuing, the Borrowers may from time to time during the term of this Note borrow advances (each, an “Advance”), subject to all of the limitations, terms and conditions of this Note; provided however, that the total outstanding principal borrowings under this Note shall not at any time exceed the Maximum Principal Amount stated above. Once borrowed, Borrowers may not repay Advances, in whole or in part, and reborrow. The Borrowers shall request each Advance by written notice signed by the Borrowers to the Agent (each, a “Notice of Advance”) given no later than 12:00 noon (prevailing Mountain time) on the date which is two business days prior to the proposed Advance (or such shorter period as the Agent may agree). As an accommodation to Borrowers, Agent may permit telephonic, electronic, or facsimile requests for an Advance and electronic or facsimile transmittal of instructions, authorizations, agreements or reports to Agent by Borrowers.

(b)    Interest Rate. Interest shall accrue on the principal amount outstanding under this Note from time to time from (and including) the date hereof to (but excluding) the date all principal outstanding hereunder is paid in full at a fixed rate of eight percent (8.00%) per annum of cash interest.

(c)    Interest Computation. Interest shall be computed by dividing the applicable yearly rate of interest by 360 and applying the resulting rate to the applicable outstanding principal amount for the actual number of days such principal amount is outstanding, including any days during which the time for payment of such principal is extended, including without limitation, extensions by reason of days which are not Business Days. Whenever any payment to be made hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of interest which is due and payable.

(d)    Default Rate. Notwithstanding any other provisions of this Note, in the event that on any date upon which any payment is due hereunder, if (a) such payment is prohibited by the terms of the Loan Agreement (defined below) and for so long as such prohibition continues, or (b) an Event of Default has occurred and is continuing (each a “Default Event”), then for so long as such Default Event exists and is continuing, the interest rate applicable to the Principal Balance shall increase immediately by two percent (2%) per annum above the rate of interest otherwise applicable hereunder.

2.    Payment. All payments to be made to the Holders of this Note shall be made by wire transfer to the Holders in lawful money of the United States of America in same-day funds to the accounts designated by the Holders. If any payment hereunder becomes due and payable on a day other than a business day, the maturity thereof will be extended to the next succeeding business day. Interest shall accrue on any payment due under this Note until such time as payment therefor is actually delivered to the Holders. Any payment received by the Holders of this Note after 5:00 p.m. (Eastern Standard time) on any day will be deemed to have been received on the next business day following.

3.    Maturity Date. The entire outstanding Principal Balance and all accrued and unpaid interest hereunder shall be immediately due and payable in full in cash on the earlier of (i) the date upon which the obligations hereunder are accelerated pursuant to Section 5 hereof and (ii) [the date that is two years from the date hereof] (such date, being the “Maturity Date”).

4.    Prepayment. The Borrowers, at their option, may prepay all or any portion of the Principal Balance of this Note at any time. Each prepayment made pursuant to this Section 4 shall be accompanied by the payment of accrued and unpaid interest to the date of such payment on the amount prepaid.

5.    Default. If one or more of the following events, herein called “Events of Default,” shall occur and be continuing:

(a)    if Borrowers default in the payment of any principal or interest payments of this Note when the same becomes due and payable and such default continues for a period of thirty (30) days after written notice thereof by the Agent (as defined herein);

(b)    if a decree or order of a court having jurisdiction in the premises for the appointment of a receiver or liquidator or trustee or assignee in bankruptcy or insolvency of Borrowers, or for the winding up or liquidation of its affairs, shall have been entered, and such decree or order shall have remained in force undischarged and unstayed for a period of sixty (60) days; or

(c)    if a decree or order by a court having jurisdiction in the premises shall have been entered adjudicating Borrowers bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, readjustment, arrangement, composition or similar relief of Borrowers under the federal bankruptcy laws, or any other similar applicable federal or state laws; or if Borrowers shall institute proceedings to be adjudicated in a voluntary bankruptcy, or shall consent to the filing of a bankruptcy proceeding against it, or shall file a petition or answer or consent seeking reorganization, readjustment, arrangement, composition or similar relief under federal bankruptcy laws, or any other similar applicable federal or state law, or shall consent to the filing of any such petition, or shall consent to the appointment of a receiver or liquidator or trustee or assignee in bankruptcy or insolvency of it or a substantial part of its property, or shall make an assignment for the benefit of creditors, or shall admit in writing its inability to pay its debts generally as they become due, or if corporate action shall be taken by any Borrower in furtherance of any of the aforesaid purposes;

then, (x) in the case of an Event of Default pursuant to Section 5(b) or 5(c) above, all of outstanding Principal Balance and accrued and unpaid interest shall be immediately due and payable in full in cash and (y) in the case of any other Event of Default, the Agent by notice to the Borrowers and at any time and from time to time, may declare all or part of the outstanding Principal Balance and accrued and unpaid interest immediately due and payable, and thereupon the same shall become immediately payable in full in cash.

6.    Usury Laws. It is the intention of the Borrowers and the Holders of this Note to conform strictly to all applicable usury laws now or hereafter in force, and any interest payable under this Note shall be subject to reduction to an amount not in excess of the maximum legal amount allowed under the applicable usury laws as now or hereafter construed by the courts having jurisdiction over such matters. If the maturity of this Note is accelerated by reason of an election by the Agent resulting from an Event of Default, voluntary prepayment by the Borrowers or otherwise, then the earned interest may never include more than the maximum amount permitted by law, computed from the date hereof until payment, and any interest in excess of the maximum amount permitted by law shall be canceled automatically and, if theretofore paid, shall at the option of the Agent either be rebated to the Borrowers or credited on the Principal Balance of this Note, or if this Note has been paid, then the excess shall be rebated to the Borrowers. The aggregate of all interest (whether designated as interest, service charges, points or otherwise) contracted for, chargeable, or receivable under this Note shall under no circumstances exceed the maximum legal rate upon the Principal Balance of this Note remaining unpaid from time to time. If such interest does exceed the maximum legal rate, it shall be deemed a mistake and such excess shall be canceled automatically and, if theretofore paid, at the option of the Agent either be rebated to the Borrowers or credited on the Principal Balance of this Note, or if this Note has been repaid, then such excess shall be rebated to the Borrowers.

7.    Agent.

(a)    Each Holder hereby irrevocably appoints, designates and authorizes Deerfield Private Design Fund IV, L.P., in its capacity as “Agent” to take such action on its behalf under the provisions of this Note and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Note, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in this Note, the Agent shall not have any duty or responsibility except those expressly set forth herein, nor shall the Agent have or be deemed to have any fiduciary relationship with any Holder, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Note or otherwise exist against the Agent.

(b)    The Agent may execute any of its duties under this Note by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects with reasonable care.

(c)    None of the Agent nor any of its directors, officers, employees, attorneys or agents shall be liable for any action taken or omitted to be taken by any of them under or in connection with this Note or the transactions contemplated hereby (except to the extent arising from its own gross negligence or willful misconduct).

(d)    The Holders shall indemnify upon demand the Agent and its directors, officers, employees and agents (to the extent not reimbursed by or on behalf of the Borrowers and without limiting the obligation of the Borrowers to do so), pro rata, from and against any and all actions, causes of action, suits, losses, liabilities, damages and expenses, including legal costs, incurred in connection with the transactions contemplated by this Note, except to the extent any thereof result from the applicable person’s own gross negligence or willful misconduct, as determined by a court of competent jurisdiction.

(e)    The Agent may resign as the Agent upon 10 days’ written notice to the Holders. If the Agent resigns under this Note, the Holders shall appoint from among the Holders a successor agent for the Holders.

8.    Joint and Several Liability of the Borrowers.

(a)    Each Borrower is accepting joint and several liability hereunder in consideration of the financial accommodations to be provided by the Holders under this Note, for the mutual benefit, directly and indirectly, of each Borrower and in consideration of the undertakings of the other Borrower to accept joint and several liability for the following (all of which being hereinafter collectively referred to as the “Obligations”): (a) all obligations and liabilities of the Borrowers now existing or hereafter incurred under, arising out of or in connection with this Note; and (b) in the event of any proceeding for the collection or enforcement of any obligations or liabilities referred to in clause (a), after an Event of Default shall have occurred and be continuing, the reasonable expenses of any exercise by the Holders of their rights hereunder, together with reasonable attorneys’ fees and court costs.

(b)    All Obligations shall be joint and several, and each Borrower shall make payment upon the maturity of the Obligations by acceleration or otherwise, and such obligation and liability on the part of each Borrower shall in no way be affected by any extensions, renewals and forbearance granted to Agent or any Holder to any Borrower, failure of Agent or any Holder to give any Borrower any notice, any failure of Agent or any Holder to pursue or preserve its rights against any Borrower, and such agreement by each Borrower to pay upon any notice issued pursuant hereto is unconditional and unaffected by prior recourse by Agent or any Holder to the other Borrowers. Each Borrower waives all suretyship defenses.

(c)    Each Borrower expressly waives any and all rights of subrogation, reimbursement, indemnity, exoneration, contribution of any other claim which such Borrower may now or hereafter have against the other Borrowers or other person or entity directly or contingently liable for the Obligations hereunder, or against or with respect to the other Borrowers’ property, arising from the existence or performance of this Note, until termination of this Note and repayment in full of the Obligations.

9.    Amendments. This Note may be amended or waived only in a writing signed by each Borrower and each Holder.

10.    Miscellaneous.

(a)    Each Borrower agrees to pay all reasonable costs of collection and reasonable attorneys’ fees paid or incurred in enforcing any of the rights hereunder of the Agent or the Holders or any other holder hereof.

(b)    This Note shall be binding upon each Borrower and its successors and permitted assigns; provided, however, no Borrower shall assign its rights and obligations under this Note or delegate any of its duties hereunder without the Agent’s prior written consent and any unconsented to assignment shall be absolutely void.

(c)    The Borrowers shall maintain a register (the “Register”) in the form set forth in Annex I hereto setting forth each Holder’s pro rata share of the Original Principal Amount and the interest thereon. The entries in the Register shall conclusively determine the identity of the Holders and their respective pro rata shares of the Original Principal Amount and the interest thereon. At the request of any Holder wishing to transfer some or all of its interest in the Note, the Borrowers shall reflect such transfer in the Register. A transfer of an interest in the Note shall only be valid if such transfer is reflected in the Register. This Section 10(c) is intended to qualify the Note as an obligation in registered form for purposes of the Code, and shall be interpreted consistently therewith. At the request of a Borrower, each Holder shall provide the Borrowers with a properly completed IRS Form W-9. Any payment under this Note shall be made by Borrowers without any deduction, withholding or offset.

(d)    If any provision hereof shall be held invalid or unenforceable by any court of competent jurisdiction or as a result of future legislative action, such holding or action shall be strictly construed and shall not affect the validity or effect of any other provision hereof.

(e)    The validity, interpretation and effect of this Note shall be exclusively governed by, and construed in accordance with, the laws of the State of New York, excluding the “conflict of laws” rules of that state. Subject to the last sentence of this subsection (e), each party hereby irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the any party hereto or any of their respective officers, directors, employees, agents, affiliates, or other related parties in any way relating to this Note or the transactions relating hereto or thereto, in any forum other than the United States District Court of the Southern District of New York, any state court of the State of New York located in New York County and any appellate court from any thereof, and each of the parties hereto hereby irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York state court or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right of the Agent or any Holder may otherwise have to bring any action or proceeding against Borrowers or their respective properties in the courts of any other jurisdiction.

(f)    No Borrower has, directly or indirectly, through any broker, agent, representative or otherwise, offered this Note or any similar securities for sale to, or solicited any offer to buy the same from, or otherwise approached or negotiated or communicated in respect thereof, with such number of persons, or under such circumstances, so as to bring the issuance or sale of this Note within the provisions of Section 5 of the Securities Act of 1933, as amended (the “1933 Act”). Each holder of this Note, by its acceptance thereof, represents and warrants that it holds this Note for its own account for investment and with no present intention of reselling, offering or distributing this Note, that this Note will not be resold, offered or distributed except in a manner which would not be in violation of, nor require registration under, the 1933 Act as at the time in effect.

(g)    All notices, requests, demands and other communications under this Note shall be in writing and delivered in person or sent by courier service or certified mail, postage prepaid, and properly addressed as follows:

to the Borrowers:

Melinta Therapeutics, Inc.

44 Whippany Rd, Suite 280

Morristown, NJ 07960

to Holders:

Deerfield Private Design Fund IV, L.P.

c/o Deerfield Management Company

780 Third Avenue

New York, NY

Attn: General Counsel

All notices and other communications required or permitted under this Note which are addressed as provided in this Section 10(g), if delivered personally or by courier service, shall be effective upon delivery, and, if delivered by certified mail, shall be effective three (3) days after deposit in the United States mail, postage prepaid.

Any party hereto may from time to time change its address for the purposes of notices to that party by a similar notice specifying a new address, but no such change shall be deemed to have been given until it is actually received by the party sought to be charged with the contents thereof.

(h)    EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS NOTE OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

(i)    Each party to this Note hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Note in any court referred to in subsection (e) of this Section 10. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

[SIGNATURE PAGE FOLLOWS]

Unsecured Multi-Draw Promissory Note Signature Page

IN WITNESS WHEREOF, each of the Borrowers has caused this Note to be executed and delivered by a duly authorized officer as of the date first written above.

TORONTO TRANSACTION CORP, INC.

By:
Name: Title:

MELINTA THERAPEUTICS, INC.

By:
Name: Title:

Unsecured Multi-Draw Promissory Note Signature Page

Accepted and agreed to this ____ day

of _________, 2020:

DEERFIELD PRIVATE DESIGN FUND III, L.P. By: Deerfield Mgmt III, L.P., General Partner By: J.E. Flynn Capital III, LLC, General Partner

By:
Name: David J. Clark Title: Authorized Signatory

DEERFIELD PRIVATE DESIGN FUND IV, L.P. By: Deerfield Mgmt IV, L.P., General Partner By: J.E. Flynn Capital IV, LLC, General Partner

By:
Name: David J. Clark Title: Authorized Signatory

ANNEX I

Original Principal Amounts and Pro Rata Shares

Holder	Original Principal Amount	Pro Rata Share
Deerfield Private Design Fund IV, L.P.	$[29,932,500.00]	76.75%
Deerfield Private Design Fund III, L.P.	$[9,067,500.00]	23.25%
TOTALS	$[39],000,000.00	100%